Exhibit 99.1

THE VITAMIN SHOPPE APPOINTS MICHAEL G. ARCHBOLD AS CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

FOR IMMEDIATE RELEASE	www.vitaminshoppe.com

North Bergen, NJ, April 4, 2007 – The Vitamin Shoppe announced today the appointment of Michael G. Archbold to the role of Chief Operating Officer and Chief Financial Officer. Archbold will assume responsibility for the strategic financial functions of the company and provide leadership to Store Operations, Information Technology and Loss Prevention departments effective April 16, 2007.

Archbold most recently served as Executive Vice President /Chief Financial and Administrative Officer of Saks Fifth Avenue and was poised to assume the post of Executive Vice President and Chief Financial Officer of Saks Incorporated in early May. Previously, Archbold was Executive Vice President and Chief Financial Officer for AutoZone, the nation’s leading retailer of automotive parts and accessories. He also served as Vice President and Chief Financial Officer of the Booksellers Division of Barnes & Noble, Inc. from 1996 to 2002, and formerly held various financial positions of increasing responsibility with Woolworth Corporation (now Foot Locker, Inc.).

“Mike is bringing to us an incredible depth of experience, a proven record of success and most importantly, a passion for retailing, said Tom Tolworthy, CEO of The Vitamin Shoppe. “More than ever, The Vitamin Shoppe’s growth opportunities abound as a result of our constant dedication to remaining the leading specialty retailer and direct marketer of vitamins, minerals, herbs, supplements, sports nutrition and other health and wellness products, he said. “Mike’s addition to our executive leadership team will certainly energize our potential and maximize the opportunity before us,” Tolworthy added.

The Vitamin Shoppe, which was founded in 1977 with a single store in New York City, now owns and operates over 300 stores nationwide. Widely recognized as an innovator in providing product information, knowledgeable health enthusiast associates, and customer education, the company also offers a comprehensive web site (www.vitaminshoppe.com) and produces the nation’s most complete vitamin and supplement catalog.

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of loyalty programs; appropriate inventory management; effective expense control; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2006.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.